CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
CLF FCX SNDK	$191,000 $392,000 $185,000	$22.18 $45.51 $21.48

May 2011 Pricing Supplement No. 775 Registration Statement No. 333-156423 Dated May 24, 2011 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due November 29, 2011
Reverse Convertible Securities
The RevCons are senior unsecured obligations of Morgan Stanley, will pay a coupon at the rate specified below, and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement for each RevCon as set forth below.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the particular RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee the return of any principal at maturity.  The RevCons are senior unsecured obligations of Morgan Stanley, and all payments on the RevCons including coupon payments and any payment at maturity are subject to the credit risk of Morgan Stanley. This pricing supplement relates to three separate RevCons, each relating to the common stock of a different underlying stock issuer.
FINAL TERMS FOR ALL REVCONS
Issuer:	Morgan Stanley
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (see “Commissions and Issue Price” below)
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from and excluding the pricing date to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	The initial share price for each RevCons is the closing price of the underlying stock on the pricing date. See “Specific Terms for Each RevCons—Initial share price” below.
Determination date:
The determination date for each RevCons is three business days before the maturity date of that RevCons, subject to postponement in the event of certain market disruption events. See “Specific Terms for Each RevCons—Determination date” below.

Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events. See “Specific Terms for Each RevCons—Exchange ratio” below.
Trigger price:	For each RevCons, the trigger level times the initial share price. See “Specific Terms for Each RevCons—Trigger price” below.
Coupon payment dates:	Payable monthly at the specified interest rate beginning June 29, 2011.
Pricing date:	May 24, 2011
Original issue date:	May 27, 2011 (3 business days after the pricing date)
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated, a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
SPECIFIC TERMS FOR EACH REVCONS
Underlying stock:	Cliffs Natural Resources common stock	Freeport-McMoRan Copper & Gold Inc. common stock	SanDisk Corporation common stock
Underlying stock issuer:	Cliffs Natural Resources (“CLF”)	Freeport-McMoRan Copper & Gold Inc. (“FCX”)	SanDisk Corporation (“SNDK”)
Maturity date:	November 29, 2011	November 29, 2011	November 29, 2011
Coupon:	13.50% per annum (equivalent to $68.25 per RevCons for the 6-month term of the RevCons), paid monthly and calculated on a 30/360 basis	12.00% per annum (equivalent to $60.67 per RevCons for the 6-month term of the RevCons), paid monthly and calculated on a 30/360 basis	12.00% per annum (equivalent to $60.67 per RevCons for the 6-month term of the RevCons), paid monthly and calculated on a 30/360 basis
Trigger level:	80%	80%	80%
Determination date:	November 23, 2011	November 23, 2011	November 23, 2011
CUSIP:	617482TZ7	617482UA0	617482UB8
ISIN:	US617482TZ71	US617482UA02	US617482UB84
Initial share price:	$86.03	$48.82	$45.08
Trigger price:	$68.824	$39.056	$36.064
Exchange ratio:	11.62385	20.48341	22.18279
Aggregate principal amount:	$191,000	$392,000	$185,000
Commissions and Issue Price:	Per CLF RevCons	Total	Per FCX RevCons	Total	Per SNDK RevCons	Total
Price to public(1):	$1,000	$191,000	$1,000	$392,000	$1,000	$185,000
Agent’s commissions(2):	$20	$3,820	$20	$7,840	$20	$3,700
Proceeds to issuer:	$980	$187,180	$980	$384,160	$980	$181,300
(1)	The price to public for investors purchasing the RevCons in fee-based advisory accounts will be $985 for each CLF RevCons, $985 for each FCX RevCons and $985 for each SNDK RevCons.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20.00 for each CLF RevCons, $20 for each FCX RevCons and  $20.00 for each SNDK RevCons they sell; provided that dealers selling to investors purchasing the RevCons in fee-based advisory accounts will receive a sales commission of $5.00 for each CLF RevCons, $5 for each FCX RevCons and  $5.00 for each SNDK RevCons.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The RevCons involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for RevCons dated August 20, 2009                Prospectus dated December 23, 2008

The RevCons are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due November 29, 2011

Fact Sheet
This pricing supplement relates to three separate RevCons, each relating to the common stock of a different underlying company (“underlying stock”).  Each RevCons provides exposure to a single underlying stock.  You may choose to invest in only one of the RevCons described below or in more than one.
The RevCons are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by the pricing supplement for each RevCons set forth below.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the particular RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares.  The RevCons do not guarantee any return of principal at maturity. The RevCons are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Morgan Stanley. “RevCons” is a service mark of Morgan Stanley.
Key Dates Applicable to All RevCons
Pricing date:	Original issue date (settlement date):
May 24, 2011	May 27, 2011 (three business days after the pricing date)
Key Terms Applicable to All RevCons
Issuer:	Morgan Stanley
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from but excluding the pricing date to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	The initial share price for each RevCons is the closing price of the underlying stock on the pricing date. See “Specific Terms for Each RevCons—Initial share price” below.
Determination date:
The determination date for each RevCons is three business days before the maturity date of that RevCons, subject to postponement in the event of certain market disruption events.  See “Specific Terms for Each RevCons—Determination date” below.

Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events. See “Specific Terms for Each RevCons—Exchange ratio” below.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock.  The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Coupon payment dates:	Payable monthly at the specified interest rate beginning June 29, 2011.
Record date:	One business day prior to the related coupon payment date
Trigger price:	For each RevCons, the trigger level times the initial share price. See “Specific Terms for Each RevCons—Trigger price” below.
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second business day following the determination date as postponed.

Specific Terms for Each RevCons
Underlying stock:	Cliffs Natural Resources common stock	Freeport-McMoRan Copper & Gold Inc. common stock	SanDisk Corporation common stock
Underlying stock issuer:	Cliffs Natural Resources (“CLF”)	Freeport-McMoRan Copper & Gold Inc. (“FCX”)	SanDisk Corporation (“SNDK”)
Maturity date:	November 29, 2011	November 29, 2011	November 29, 2011
Coupon:	13.50% per annum (equivalent to $68.25 per RevCons for the 6-month term of the RevCons), paid monthly and calculated on a 30/360 basis	12.00% per annum (equivalent to $60.67 per RevCons for the 6-month term of the RevCons), paid monthly and calculated on a 30/360 basis	12.00% per annum (equivalent to $60.67 per RevCons for the 6-month term of the RevCons), paid monthly and calculated on a 30/360 basis
Trigger level:	80%	80%	80%
Determination date:	November 23, 2011	November 23, 2011	November 23, 2011
CUSIP:	617482TZ7	617482UA0	617482UB8
ISIN:	US617482TZ71	US617482UA02	US617482UB84
Initial share price:	$86.03	$48.82	$45.08
Trigger price:	$68.824	$39.056	$36.064
Exchange ratio:	11.62385	20.48341	22.18279
Aggregate principal amount:	$191,000	$392,000	$185,000
Risk factors:	Please see “Risk Factors” beginning on page 8.

May 2011	Page 2

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due November 29, 2011

General Information
Listing:	The RevCons will not be listed on any securities exchange.
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and our counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of each RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with us to treat each RevCons, under current law, as a unit consisting of (i) a put right written by you to us, that if exercised, requires you to pay us an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at our option, the cash value of the underlying shares as of the determination date and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the put right.  We have determined that the yield on the deposit is 0.4038% per annum, compounded monthly, and that the remainder of the coupons on each RevCons is attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons  — RevCons with a Term Equal to or Less Than One Year.”

As described above, for the CLF RevCons, 2.9911% of each coupon payment is treated as the yield on the deposit and 97.0089% of each coupon payment is treated as the put premium. For the FCX RevCons, 3.3650% of each coupon payment is treated as the yield on the deposit and 96.6350% of each coupon payment is treated as the put premium.  For the SNDK RevCons, 3.3650% of each coupon payment is treated as the yield on the deposit and 96.6350% of each coupon payment is treated as the put premium.

Please read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RevCons by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets.  Such purchase activity could have increased the price of the underlying stock, and, accordingly, increased the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close on each trading day over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or shares of the underlying stock worth as much as the stated principal amount of the RevCons.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the RevCons by purchasing and selling the underlying stock, options contracts on the underlying stock listed on major securities markets or positions in any other

May 2011	Page 3

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due November 29, 2011

available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of the underlying stock and, therefore, adversely affect the value of the RevCons or the payment you will receive at maturity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock (or, if we so elect, the cash value of such shares, determined as of the determination date) at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the RevCons.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the RevCons are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the RevCons are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the RevCons.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the RevCons.

Because we may be considered a party in interest with respect to many Plans, the RevCons may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the RevCons will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the RevCons that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such RevCons on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the RevCons on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the RevCons has exclusive responsibility for ensuring that its purchase, holding and disposition of the RevCons do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any RevCons to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

May 2011	Page 4

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due November 29, 2011

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the RevCons if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the RevCons by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the RevCons, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $20.00 for each CLF RevCons, $20.00 for each FCX RevCons and  $20.00 for each SNDK RevCons they sell; provided that dealers selling to investors purchasing the RevCons in fee-based advisory accounts will receive a sales commission of $5.00 for each CLF RevCons, $5.00 for each FCX RevCons and  $5.00 for each SNDK RevCons.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for RevCons.

Validity of the RevCons:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the RevCons offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such RevCons will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the RevCons and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2011	Page 5

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due November 29, 2011

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying stock never falls to or below the trigger price on any trading day during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying stock, even if the closing price of the underlying stock is above its initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying stock falls to or below the trigger price on at least one trading day during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, the RevCons will be redeemed for shares of the underlying stock (or, at our option, the cash value thereof) worth less , or possibly substantially less, than the stated principal amount of the RevCons based on the closing price of the underlying stock on the determination date.  You will still receive the monthly coupon until maturity even if the closing price of the underlying stock falls to or below the trigger price.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, on any trading day during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values in order to illustrate how the RevCons work (and do not reflect the actual initial share price of the underlying stock as well as the exchange ratio, the trigger price and the coupon per annum of the RevCons):

▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪ Trigger price:	$80 (80% of the initial share price)
▪ Hypothetical interest rate per annum:	13%

TABLE 1:  At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from but excluding the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $80 on any trading day during the term of the RevCons.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$90.00	$1,000	$65	$1,065
$100.00	$1,000	$65	$1,065
$120.00	$1,000	$65	$1,065
$140.00	$1,000	$65	$1,065

May 2011	Page 6

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due November 29, 2011

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $80 on any trading day from but excluding the pricing date to and including the determination date.  In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or, at our option, the cash value of the hypothetical underlying stock as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of hypothetical underlying stock or cash value thereof per RevCons*	Total monthly coupon payments per RevCons	Value of total payment per RevCons*
$0.00	$0	$65	$65
$25.00	$250	$65	$315
$50.00	$500	$65	$565
$80.00	$800	$65	$865
$91.00	$910	$65	$975
$100.00	$1,000	$65	$1,065
$125.00	$1,000	$65	$1,065
$150.00	$1,000	$65	$1,065
*Such value is calculated based on the value of shares of the hypothetical underlying stock as of the determination date.

Because the closing price of the underlying stock may be subject to significant fluctuations over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price on any trading day from but excluding the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

May 2011	Page 7

RevConsSM
Three RevConsSM Each Based on a Different Common Stock Due November 29, 2011

Risk Factors

Each of the RevCons are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular RevCons.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
You may not receive a return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the relevant underlying stock on the determination date is less than its initial share price and the closing price of the relevant underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the relevant underlying stock, or, at our option, the cash value of the shares as of the determination date.  If investors receive shares of the relevant underlying stock at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

▪
The RevCons are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the RevCons.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The RevCons are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the RevCons, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the RevCons prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the RevCons.

▪
Investors will not participate in any appreciation in the value of the underlying stock.  Investors in a particular RevCons will not participate in any appreciation in the price of the underlying stock for that RevCons, and the return on the RevCons will be limited to the monthly coupon payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the relevant underlying stock for the particular RevCons on any trading day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the relevant underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the relevant underlying stock that may or may not require an adjustment to the exchange ratio.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the RevCons and the cost of hedging our obligations under the RevCons that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the RevCons or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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▪
Maturity date of the RevCons may be accelerated.  The maturity of each specific RevCons will be accelerated if (i) the closing price of the underlying stock for that RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00, or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock for that RevCons.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock for that RevCons.

▪
The RevCons may become exchangeable into the common stock of a company other than the underlying stock for that RevCons.  Following certain corporate events relating to an underlying stock, you may receive at maturity the common stock of a successor corporation to the relevant underlying stock.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity of a RevCons for certain corporate events affecting the underlying stock for that RevCons, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of underlying stock for that RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons.  If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  We do not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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Other Risk Factors

▪
The RevCons covered by this pricing supplement are distinct RevCons and do not offer diversified exposure to all of the underlying stocks. This pricing supplement relates to three separate RevCons.  Each RevCons carries exposure to the underlying stock for that RevCons.  Purchasing any particular RevCons will not give you diversified exposure to any other, or all of the underlying stocks or any rights in respect of the other RevCons covered by this pricing supplement.

▪
The RevCons will not be listed and secondary trading may be limited.  The RevCons will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the RevCons.  MS & Co. may, but is not obligated to, make a market in the RevCons.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the RevCons, it is likely that there would be no secondary market for the RevCons.  Accordingly, you should be willing to hold your RevCons to maturity.

▪
No affiliation with any issuer of an underlying stock.  None of the issuers of the underlying stock is an affiliate of the issuer, is involved with this offering in any way, or has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to any issuer of underlying stock in connection with this offering.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the RevCons. As calculation agent, MS & Co. will determine whether the closing price of the underlying stock has decreased to or below the specified trigger price for that RevCons during the term of such RevCons, whether a market disruption event has occurred, the payment you will receive at maturity, including, if we elect to deliver cash in lieu of shares of the underlying stock, the cash value of such shares on the determination date, any adjustment to the exchange factor for each RevCons to reflect certain corporate and other events and the appropriate security or securities to be delivered at maturity following certain reorganization events.  Any of these determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange factor for any RevCons, may affect the amount payable to you at maturity on your RevCons.  See the section of the accompanying prospectus supplement for RevCons called “Description of RevCons—Antidilution Adjustments.”

▪
Hedging and trading activity by our subsidiaries could adversely affect the value of the RevCons.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the RevCons, including trading in the underlying stock as well as in other instruments related to the underlying stock.  MS & Co. and some of our other subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the price of the underlying stock and, accordingly, could have increased the initial share price used to calculate the trigger price and, therefore, could have increased the trigger price relative to the price of the underlying stock absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock (or the cash value thereof) worth less than the stated principal amount at maturity.  Furthermore, if the closing price of the underlying stock has decreased to or below the trigger price during the term of the RevCons and you receive shares of the underlying stock at maturity, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

▪
Morgan Stanley may engage in business with or involving any issuer of underlying stock without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with an issuer of an underlying stock without regard to your interests, and thus may acquire non-public information about an issuer of an underlying stock.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to an issuer of an underlying stock, which may or may not recommend that investors buy or hold the particular underlying stock.

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For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-9 of the accompanying prospectus supplement for RevCons.  The issuer also urges you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the RevCons.

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Information about the Underlying Stocks

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

This pricing supplement relates only to the RevCons referenced hereby and does not relate to any underlying stock or other securities of any issuer of underlying stock.  The issuer has derived all disclosures contained in this pricing supplement regarding each issuer of underlying stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any issuer of underlying stock.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying stock.

Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a mining and natural resources company. Its SEC file number is 001-08944.
Freeport-McMoRan Copper & Gold Inc.
Freeport-McMoRan Copper & Gold Inc. is a copper, gold and molybdenum mining company. Its SEC file number is 001-09916.
SanDisk Corporation
SanDisk Corporation is a technology company supplying flash storage card products. Its SEC file number is 000-26734.

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Historical Information

The following tables set forth the published high and low closing prices of, as well as dividends paid on, each underlying stock for each quarter in 2008, 2009, 2010 and 2011 through May 24, 2011.  The closing prices for the Cliffs Natural Resources Inc. common stock, the Freeport-McMoRan Copper & Gold Inc. common stock and the SanDisk Corporation common stock on May 24, 2011 were $86.03, $48.82 and $45.08, respectively.  The associated graphs show the closing prices for the underlying stocks for each day in the same period.  We obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying stocks as an indication of their future performance.  No assurance can be given as to the closing price of the underlying stocks on any trading day during the term of the relevant RevCons.

Cliff Natural Resources Inc. (CUSIP 18683K101)	High	Low	Dividends
2008
First Quarter	63.47	42.65	–
Second Quarter	119.19	63.73	0.0875
Third Quarter	116.00	48.13	0.0875
Fourth Quarter	47.78	14.11	0.0875
2009
First Quarter	31.72	12.01	0.0875
Second Quarter	31.02	18.51	0.04
Third Quarter	34.45	20.43	0.04
Fourth Quarter	47.41	30.18	0.0875
2010
First Quarter	72.85	39.95	0.0875
Second Quarter	75.43	47.16	0.14
Third Quarter	67.55	44.49	0.14
Fourth Quarter	79.98	62.70	0.14
2011
First Quarter	100.46	81.33	0.14
Second Quarter (through May 24, 2011)	101.04	84.37	–

Historical prices with respect to Cliffs Natural Resources have been adjusted to reflect a two-for-one stock split that was effective on May 15, 2008.  We make no representation as to the amount of dividends, if any, that Cliffs Natural Resources Inc. may pay in the future. As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Cliffs Natural Resources Inc.

Cliffs Natural Resources Common Stock Daily Closing Prices January 1, 2008 to May 24, 2011

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Freeport-McMoRan Copper & Gold Inc. (CUSIP 35671D857)	High	Low	Dividends
2008
First Quarter	53.29	38.65	0.21875
Second Quarter	62.93	48.82	0.21875
Third Quarter	57.78	26.61	0.21875
Fourth Quarter	26.48	8.40	0.25
2009
First Quarter	21.53	11.07	–
Second Quarter	30.21	19.14	–
Third Quarter	36.58	22.50	–
Fourth Quarter	43.66	32.70	–
2010
First Quarter	44.05	33.35	0.075
Second Quarter	43.67	29.33	0.075
Third Quarter	43.52	29.09	0.15
Fourth Quarter	60.05	43.62	0.65
2011
First Quarter	60.92	47.79	0.25
Second Quarter (through May 24, 2011)	57.44	46.83	0.25

Historical prices with respect to Freeport-McMoRan Copper & Gold Inc. have been adjusted to reflect a two-for-one stock split that was effective on February 1, 2011.   We make no representation as to the amount of dividends, if any, that Freeport-McMoRan Copper & Gold Inc. may pay in the future.  As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Freeport-McMoRan Copper & Gold Inc.

Freeport-McMoRan Copper & Gold Inc. Common Stock Daily Closing Prices January 1, 2008 to May 24, 2011

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SanDisk Corporation (CUSIP 80004C101)	High	Low	Dividends
2008
First Quarter	33.17	20.55	–
Second Quarter	33.10	18.70	–
Third Quarter	22.52	13.35	–
Fourth Quarter	20.65	5.32	–
2009
First Quarter	13.37	7.65	–
Second Quarter	16.44	12.21	–
Third Quarter	22.93	13.33	–
Fourth Quarter	30.13	19.66	–
2010
First Quarter	35.18	25.42	–
Second Quarter	49.70	34.71	–
Third Quarter	46.37	33.13	–
Fourth Quarter	51.64	36.28	–
2011
First Quarter	53.25	42.09	–
Second Quarter (through May 24, 2011)	50.62	45.08	–

We make no representation as to the amount of dividends, if any, that SanDisk Corporation may pay in the future. As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the common stock of SanDisk Corporation.

SanDisk Corporation Common Stock Daily Closing Prices January 1, 2008 to May 24, 2011

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for RevCons) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for RevCons and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for RevCons if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for RevCons dated August 20, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for RevCons or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.

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